UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities and Exchange Act 1934



Date of Report:     November 26, 2002

                            INTEGRAMED AMERICA, INC.

               (Exact name of registrant as specified in charter)


                                    Delaware

                 (State of other jurisdiction of incorporation)


                 0-20260                                  6-1150326

           (Commission File Numbers)        (IRS Employer Identification No.)


 One Manhattanville Road, Purchase, NY                        10577

(Address of principal executive offices)                    (Zip Code)


Registrant's telephone no. including area code: (914) 253-8000
                                                --------------


Registrant's former name: IVF America, Inc.


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ITEM.    5        Other Events

         The Company was notified by letter dated November 15, 2002 that Reproductive Science Associates of New York (RSA), in accordance with the terms of the Company's Business Service Agreement with RSA, will be ending the Agreement one year from now on November 15, 2003. RSA has agreed to acquire the Company's assets related to the practice and also assume the Company's related liabilities. The change in relationship will enable the Company to deploy assets and Company resources to the continued development of the Company's Partner and Affiliate Business Service and Consumer Service lines.

         RSA of New York serves the Long Island market and revenues for the last twelve months have been $9.1 million. The practice had a contribution of $750,000. As a result of the notice of termination, the Company will take a non-cash charge of $350,000 in the fourth quarter of 2002 to cover intangible asset impairment. The non-cash impairment write-down will reduce earnings per share by $0.06 in 2002. The ending of the contract will not have an impact on previously announced 2003 guidance of the earnings per share range of $0.41 to $0.46.

                                                          SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               INTEGRAMED AMERICA, INC.
                                     (Registrant)




Date: November 26, 2002          By: /s/John W. Hlywak, Jr.
                                     ------------------------------------------
                                     John W. Hlywak, Jr.
                                     Sr. Vice President and
                                     Chief Financial Officer
                                     (Principal Financial and
                                     Accounting Officer)